Exhibit 99.2
GLG MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     The following discussion should be read in conjunction with GLG’s combined historical financial statements and the related notes (referred to as the “combined financial statements”) included in or incorporated by reference into the Current Report on Form 8-K of GLG Partners, Inc. (formerly named Freedom Acquisition Holdings, Inc.) (“Freedom”). This discussion contains forward-looking statements that are subject to known and unknown risks and uncertainties. Actual results and the timing of events may differ significantly from those expressed or implied in such forward-looking statements due to a number of factors, including those included in Freedom’s filings with the SEC. Unless the context indicates otherwise, in this section the terms “we”, “us” and “our” refer to the combined company, which has been renamed GLG Partners, Inc. in connection with the consummation of the acquisition by Freedom of GLG Partners LP and certain of its affiliated entities (collectively, “GLG”) by means of a reverse acquisition transaction.
General
GLG’s Business
     GLG is a leading alternative asset manager offering its clients a diverse range of investment products. GLG currently derives its revenues from management fees and administration fees based on the value of the assets in the funds and accounts it manages, referred to as the GLG Funds, and performance fees based on the performance of those investment funds and accounts. Substantially all of GLG’s assets under management, or AUM, are attributable to third-party investors, and the GLG Funds and accounts managed by GLG are not consolidated into its financial statements. As of September 30, 2007, GLG’s gross AUM (including assets invested from other GLG Funds) were approximately $23.6 billion, up from approximately $3.9 billion as of December 31, 2001, representing a compound annual growth rate, or CAGR, of 37%. As of September 30, 2007 GLG’s net AUM (net of assets invested from other GLG Funds) were approximately $20.5 billion, up from approximately $3.9 billion as of December 31, 2001, representing a CAGR of 33%.
Factors Affecting GLG’s Business
     GLG’s business and results of operations are impacted by the following factors:
•	Assets under management. GLG’s revenues from management and administration fees are directly linked to AUM. As a result, GLG’s future performance will depend on, among other things, its ability both to retain AUM and to grow AUM from existing and new products.

•	Fund performance. GLG’s revenues from performance fees are linked to the performance of the funds and accounts it manages. Performance also affects AUM because it influences investors’ decisions to invest assets in, or withdraw assets from, the GLG Funds and accounts managed by GLG.

•	Personnel, systems, controls and infrastructure. GLG depends on its ability to attract, retain and motivate leading investment and other professionals. GLG’s business requires significant investment in its fund management platform, including infrastructure and back-office personnel. GLG has in the past paid and expects to continue in the future to pay these professionals significant compensation and a share of GLG’s profits.

•	Fee rates. GLG’s management and administration fee revenues are linked to the fee rates it charges the GLG Funds and accounts it manages as a percentage of their AUM. GLG’s performance fees are linked to the rates it charges the GLG Funds and accounts it manages as a percentage of their performance-driven asset growth, subject to “high water marks”, whereby performance fees are earned by GLG only to the extent that the net asset value of a GLG Fund at the end of a measurement period exceeds the highest net asset value on a preceding measurement period end for which GLG earned performance fees, and in some cases to performance hurdles.
     In addition, GLG’s business and results of operations may be affected by a number of external market factors. These include global asset allocation trends, regulatory developments and overall macroeconomic activity. Due to these and other factors, the operating results of GLG may reflect significant volatility from period to period.
     GLG operates in only one business segment, the management of global investment funds and accounts.
Critical Accounting Policies
     GLG Management’s Discussion and Analysis of Financial Condition and Results of Operations is based upon GLG’s combined financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of financial statements in accordance with GAAP requires the use of estimates and assumptions that could affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues, expenses and other income. Actual results could differ materially from these estimates. A summary of GLG’s significant accounting policies is presented in Note 2 to GLG’s audited and unaudited combined financial statements included in or incorporated by reference into Freedom’s Current Report on Form 8-K. The following is a summary of GLG’s critical accounting policies that are most affected by judgments, estimates and assumptions.
Combination Criteria
     GLG has prepared financial statements on a combined basis in connection with the reverse acquisition transaction with Freedom. The financial statements combine all GLG entities under common control or management of the Principals and the Trustees. GLG’s principals, Noam Gottesman, Emmanuel Roman and Pierre Lagrange, are collectively referred to as the Principals. Leslie J. Schreyer, in his capacity as trustee of the Gottesman GLG Trust, Jeffrey A. Robins, in his capacity as trustee of the Roman GLG Trust, and G&S Trustees Limited, in its capacity as trustee of the Lagrange GLG Trust, are collectively referred to as the Trustees.
     The analysis as to whether to combine an entity is subject to a significant amount of judgment. Some of the criteria considered are the determination as to the degree of control over an entity by its various equity holders, the design of the entity, how closely related the entity is to each of its equity holders and the relationship of the equity holders to each other.
     GLG has determined that it does not own a substantive, controlling interest in any of the investment funds it manages and that they are not variable interest entities. As a result, none of the GLG Funds is required to be consolidated with GLG. For all GLG Funds, GLG has granted rights to the investors that provide a simple majority of the unrelated investors with the ability to remove GLG from its position as fund manager.

Revenue Recognition
Performance Fees
     Performance fee rates are calculated as a percentage of investment gains less management and administration fees, subject to “high water marks” and, in the case of most long-only funds, four external funds of funds, or FoHF, and two single-manager alternative strategy funds, to performance hurdles, over a measurement period, generally six months. GLG has elected to adopt the preferred method of recording performance fee income, Method 1 of Emerging Issues Task Force (“EITF”) Topic D-96, “Accounting for Management Fees Based on a Formula” (“Method 1”). Under Method 1, GLG does not recognize performance fee revenues until the end of the measurement period when the amounts are contractually payable, or “crystallized”.
     The majority of the GLG Funds and accounts managed by GLG have contractual measurement periods that end on each of June 30 and December 31. As a result, the performance fee revenues for GLG’s first fiscal quarter and third fiscal quarter results do not reflect revenues from uncrystallized performance fees during these three-month periods. These revenues will be reflected instead at the end of the fiscal quarter in which such fees crystallize.
Compensation and Limited Partner Profit Share
     Compensation expense related to performance fees is accrued during the period for which the related performance fee revenue is recognized.
     GLG also has a limited partner profit share arrangement which remunerates certain individuals through distributions of profits from two GLG entities paid either to two limited liability partnerships in which those individuals are members or directly to those individuals who are members of the two GLG entities. These partnership draws are priority distributions, which are recognized in the period in which they are payable. There is an additional limited partner profit share distribution, which is recognized in the period in which it is declared. These partnership draws and profit share distributions are referred to as “limited partner profit shares” and are discussed further under “— Expenses — Employee Compensation and Benefits and Limited Partner Profit Share” below.
     Compensation expense and limited partner profit share tied to fund performance is only recognized when the related performance fees crystallize, generally on June 30 and December 31 of each year. When fourth quarter financials are reported, the portion of compensation expense and limited partner profit share tied to performance will reflect crystallized second half performance as well as any adjustments to amounts accrued in the first half.
Equity-Based Compensation
     Prior to December 31, 2006, GLG had not granted any equity-based awards. In March 2007, GLG established the equity participation plan to provide certain key individuals, through their direct or indirect limited partnership interests in two limited partnerships, Sage Summit LP and Lavender Heights Capital LP, with the right to receive a percentage of the proceeds derived from an initial public offering relating to GLG or a third-party sale of GLG. Upon consummation of the acquisition, Sage Summit LP and Lavender Heights Capital LP received collectively approximately 15% of the total consideration of cash and Freedom capital stock payable to the GLG Shareowners in the acquisition. These limited partnerships distributed to the limited partners an aggregate of 25% of such amounts upon consummation of the acquisition, and the remaining 75% will be distributed to the limited partners in three equal installments upon vesting over a three-year period on the first, second and third anniversaries of the consummation of the acquisition, subject to the ability of the general partners of the limited partnerships, whose respective boards of directors consist of the Trustees, to accelerate vesting. The unvested portion of such amounts will be subject to forfeiture in the event of termination of the individual as a limited partner prior to each vesting date, unless such termination is without cause after there has been a change in control of Freedom after completion of the acquisition or due to death or disability. The equity portion of this plan will be accounted for in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment” (“SFAS 123(R)”) and the

EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or In Conjunction with Selling, Goods or Services”, which require that such equity instruments are recorded at their fair value on the measurement date, which date is typically upon the inception of the services that will be performed, remeasured at subsequent dates to the extent the awards are unvested, and amortized into expense over the vesting period on a straight-line basis.
     Ten million shares of Freedom common stock issued as part of the purchase price for the acquisition have been allocated to GLG employees, service providers and certain key personnel, subject to vesting, which may be accelerated under the Restricted Stock Plan. Any unvested stock awards will be returned to Freedom.
     In connection with the acquisition, Freedom adopted the 2007 Long-Term Incentive Plan, or LTIP, which will provide for the grants of incentive and non-qualified stock options, stock appreciation rights, common stock, restricted stock, restricted stock units, performance units and performance shares to employees, service providers, non-employee directors and certain key personnel who hold direct or indirect limited partnership interests in certain GLG entities.
     In addition, the Principals and the Trustees have entered into an agreement among principals and trustees which will provide that, in the event a Principal voluntarily terminates his employment with us for any reason prior to the fifth anniversary of the closing of the acquisition, a portion of the equity interests held by that Principal and his related Trustee as of the closing of the acquisition will be forfeited to the Principals who are still employed by us and their related Trustees.
     All of these arrangements will be accounted for in accordance with SFAS 123(R) and will be amortized into expense over the applicable vesting period using the accelerated method. As a result, following the completion of the acquisition, compensation and benefits reflect the amortization of a significant non-cash equity-based compensation expense associated with the vesting of these equity-based awards, which under GAAP will reduce our net income and may result in net losses.
     SFAS 123(R) requires a company to estimate the fair value of share-based payment awards based on estimated fair values. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period. For awards with performance conditions, we will make an evaluation at the grant date and future periods as to the likelihood of the performance targets being met. Compensation expense is adjusted in future periods for subsequent changes in the expected outcome of the performance conditions until the vesting date. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.
     The share-based compensation expense was recorded upon consummation of the acquisition. Set forth below is a summary of total share-based compensation expenses GLG will incur over the vesting terms of the stock-based awards or interests in connection with the acquisition beginning on the closing date of the acquisition (dollars in thousands):

12-Month
Periods
Following
Acquisition
Year 1	$1,416,968
Year 2	529,470
Year 3	301,542
Year 4	149,590
Year 5	61,716

$2,459,287

     Share-based compensation expenses have been calculated assuming a fair value of Freedom common stock of $13.70 per share (the closing price on November 2, 2007), no change in the fair value of Freedom common stock over the applicable vesting period and a zero forfeiture rate.
Net Revenues
     All fee revenues are presented in MD&A net of any applicable rebates or sub-administration fees.
     Where a single-manager alternative strategy fund or a fund of GLG Funds (internal FoHF) managed by GLG invests in an underlying single-manager alternative strategy fund managed by GLG, the “investing fund” is the top-level GLG Fund into which a client invests and the “investee fund” is the underlying GLG Fund into which the investing fund invests. For example, the GLG European Long-Short Fund invests in the GLG Utilities Fund. In that case, the GLG European Long-Short Fund is the investing fund and the GLG Utilities Fund is the investee fund.
Management Fees
     GLG’s gross management fee rates are set as a percentage of fund AUM. Management fee rates vary depending on the product, as set forth in the table below (subject to fee treatment of fund-in-fund reinvestments as described below):

Product	Typical Range of Gross Fee Rates (% of AUM)
Single-manager alternative strategy funds	1.50% — 2.50%*
Long-only funds	0.75% — 2.25%
Internal FoHF	0.25% — 1.50% (at the investing fund level)*
External FoHF	1.50% — 1.95%

*	When one of the single-manager alternative strategy funds or internal FoHFs managed by GLG invests in an underlying single-manager alternative strategy fund managed by GLG, management fees are charged at the investee fund level. In addition, management fees are charged on the following GLG Funds at the investing fund level: (1) GLG Multi Strategy Fund; and (2) Prime GLG Diversified Fund.
     Management fees are generally paid monthly, one month in arrears.
     Most GLG Funds have share classes with distribution fees that are paid to third-party institutional distributors with no net economic impact to GLG. In certain cases, GLG may rebate a portion of its gross management fees in order to compensate third-party institutional distributors for marketing GLG products and, in a limited number of cases, in order to incentivize clients to invest in GLG Funds.
Performance Fees
     GLG’s gross performance fee rates are set as a percentage of fund performance, calculated as investment gains (both realized and unrealized), less management and administration fees, subject to “high water marks” and, in the case of most long-only funds, four multi-manager funds (external FoHF) and two single-manager alternative strategy funds, to performance hurdles. As a result, even when a GLG Fund has positive fund performance, GLG may not earn a performance fee due to negative fund performance in prior measurement periods and in some cases due to a failure to reach a hurdle rate. Performance fee rates vary depending on the product, as set forth in the table below (subject to fee treatment of fund-in-fund investments as described below):

Typical Range of Gross Fee Rates
Product	(% of Investment Gains)
Single-manager alternative strategy funds	20% — 30%*
Long-only funds	20% — 25%
Internal FoHF	0% — 20% (at the investing fund level)*
External FoHF	5% — 10%

*	When one of the single-manager alternative strategy funds or internal FoHFs managed by GLG invests in an underlying single-manager alternative strategy fund managed by GLG, performance fees are charged at the investee fund level. In addition, performance fees are charged on the following GLG Funds at the investing fund level: (1) Prime GLG Diversified Fund; and (2) GLG Global Aggressive Fund, to the extent, if any, that the performance fee at the investing fund level is greater than the performance fee at the investee fund level.
     GLG has adopted Method 1 for recognizing performance fee revenues and under Method 1 does not recognize performance fee revenues until the end of the measurement period when the amounts are crystallized, which for the majority of the investment funds and accounts managed by GLG is on June 30 and December 31.
Administration Fees
     GLG’s gross administration fee rates are set as a percentage of fund AUM. Administration fee rates vary depending on the product. From its gross administration fees, GLG pays sub-administration fees to third-party administrators and custodians, with the residual fees recognized as GLG’s net administration fee. Administration fees are generally paid monthly, one month in arrears.
     When one of the single-manager alternative strategy funds or internal FoHFs managed by GLG invests in an underlying single-manager alternative strategy fund managed by GLG, administration fees are charged at both the investing and investee fund levels.
Change in Business Practice
     Prior to 2005, GLG levied transaction charges on certain of the funds it managed, with respect to certain investment types, on a per-trade basis, and only charged administration fees to cover sub-administration fees paid to third parties. However, beginning in 2005, GLG ceased levying transaction charges and increased administration fee rates for these funds, which going forward include a portion retained by GLG. This transition was effected on a fund-by-fund basis, with GLG ceasing to levy transaction charges on all GLG Funds by the end of 2005, and administration fees being rolled out to all of the single-manager alternative strategy GLG Funds by early 2006, and to all of the long-only GLG Funds by the end of 2006. The elimination of transaction charges was only partially offset by the increase in administration fee rates. This resulted in lower fund expenses which contributed to higher performance fees. The combined impact of this change in business practice was a net reduction in the fees and charges earned by GLG from the GLG Funds in 2005 compared to 2004. However, GLG’s management believes that, given competitive factors, the increasing importance of institutional accounts and the need to better position GLG to enter new markets, this change was necessary to execute on its long-term growth strategy. Substantially all of the impact of these changes was reflected in 2006.
Fees on Managed Accounts
     Managed account fee structures are negotiated on an account-by-account basis and may be more complex than for the GLG Funds. Across the managed account portfolio, fee rates vary according to the underlying mandate and in the aggregate are generally within the performance and management fee ranges charged with respect to comparable fund products.
Expenses
Employee Compensation and Benefits and Limited Partner Profit Share
     To attract, retain and motivate the highest quality investment and other professionals, GLG provides significant remuneration through salary, discretionary bonuses, profit sharing and other benefits.
     The largest component of expenses is compensation and other benefits payable to GLG’s investment and other professionals. This includes significant fixed annual salary or limited partner profit share and other compensation based on individual, team and company performance and profitability.
     Beginning in mid-2006, GLG entered into partnership with a number of its key personnel in recognition of their importance in creating and maintaining the long-term value of GLG. These individuals ceased to be employees and either became holders of direct or indirect limited partnership interests in GLG or formed two limited liability partnerships through which they provide services to GLG. Through these partnership interests, these key individuals are entitled to partnership draws as priority distributions, which are recognized in the period in which they are payable. There is an additional limited partner profit share distribution, which is recognized in the period in which it is declared. Key personnel that are participants in the limited partner profit share arrangement do not receive salaries or discretionary bonuses from GLG. Limited partner profit share does not affect net income, whereas comparable amounts paid to these key personnel as employees had been recorded as employee compensation and benefits prior to mid-2006 and accordingly reduced net income. Under GAAP, limited partner profit share cannot be presented as employee compensation expense. However, management believes that it is more appropriate to treat limited partner profit share as expense when considering business performance because it reflects the cost of the services provided to GLG by these participants in the limited partner profit share arrangement. As a result, GLG presents the measure “non-GAAP comprehensive limited partner profit share, compensation and benefits”, or non-GAAP PSCB, which is a non-GAAP financial measure used to calculate adjusted net income, as described below under “— Assessing Business Performance”, and which adds limited partner profit share to employee compensation expense to show the total cost of the services provided to GLG by both participants in the limited partner profit share arrangement and employees.
     The components of total non-GAAP PSCB are:

•	Base compensation — fixed contractual base payments made to personnel. This compensation is paid to employees in the form of base salary. Base compensation is generally paid monthly and the expense is recognized as the amounts are paid.

•	Variable compensation — payments that arise from the contractual entitlements of personnel to a fixed percentage of certain variable fee revenues attributable to such personnel with respect to GLG Funds and managed accounts. These amounts are paid to employees in the form of variable salary. Variable compensation expense is recognized at the same time as the underlying fee revenue is crystallized, which may be monthly or semi-annually (on June 30 and December 31), depending on the fee revenue source.

•	Discretionary compensation — payments that are determined by GLG’s management in its sole discretion and are generally linked to performance during the year. In determining such payments, GLG’s management considers, among other factors, the ratio of total discretionary compensation to total revenues; however, this ratio may vary between periods and, in particular, significant discretionary bonuses may still be paid in a period of low performance for personnel retention and incentivization purposes. This discretionary compensation is paid to employees in the form of a discretionary cash bonus. Discretionary compensation is generally declared and paid following the end of each calendar year. However, the notional discretionary compensation charge accrual is adjusted monthly based on the year-to-date profitability and revenues recognized on a year-to-date basis. As the majority of funds crystallize their performance fees at June 30 and December 31, the majority of discretionary compensation expense is generally crystallized at year end and is typically paid in January following the year end.

•	Limited partner profit share — distributions of limited partner profit shares under the limited partner profit share arrangement described below.
Limited Partnership Profit Share
     The key personnel who are participants in the limited partner profit share arrangement provide services to GLG through two limited liability partnerships, Laurel Heights LLP and Lavender Heights LLP (the “LLPs”), which are limited partners in GLG Partners LP and GLG Partners Services LP, respectively. The amount of profits attributable to each of the LLPs is determined at the discretion of GLG’s management based upon the profitability of GLG’s business and their view of the contribution to revenues and profitability from the services provided by each limited partnership during that period. The amount of such distribution will be accrued monthly although it is generally crystallized at year end. However, the notional distribution accrual is adjusted monthly based on the year-to-date profitability and revenues recognized on a year-to-date basis. A portion of the partnership distribution is advanced monthly as a draw against final determination of profit share. Once the final profit allocation is determined, typically in January following each year end, it will be paid to the LLPs as limited partners, less any amounts paid as advance drawings during the year. Other limited partners of GLG Partners Services LP who receive profit allocations include two investment professionals, Steven Roth and Greg Coffey (through Saffron Woods Corporation) who are not members of Lavender Heights LLP, but whose profit distributions from GLG Partners Services LP are determined in the same manner as the allocation of profit shares to individual members of the LLP described below and included in the limited partner profit measure, as described below.
     Under GAAP, such distributions are recognized when declared and paid. Because the amounts relate to revenues recognized in the previous accounting period, GLG uses a non-GAAP adjustment to deduct any LLP distributions and any distributions to Steven Roth and Saffron Woods Corporation made after the end of each accounting period relating to revenues recognized in the previous accounting period, as it believes this more accurately reflects the net income for the relevant period. This non-GAAP adjustment is also included in the measure “limited partner profit share” used in determining non-GAAP PSCB.
Allocation of Profit Shares to Individual Members of LLPs
     Profit allocations made to the LLPs by GLG Partners LP and GLG Partners Services LP make up substantially all of the LLPs’ net profits for each period. Members are entitled to a base limited partner profit share priority drawing, which is a fixed amount and paid as a partnership draw. Certain members are also entitled to a variable limited partner profit share priority drawing based on a fixed percentage of certain variable fee revenues attributable to such personnel with respect to GLG Funds and managed accounts, which are paid as a partnership draw. After year end, the managing members of the LLPs will make discretionary allocations to the key personnel who participate in the limited partner profit share arrangement and who are LLP members from the remaining balance of the LLPs’ net profits, after taking into account the base and variable limited partnership profit share priority drawings, based on their view of those individuals’ contribution to the generation of these profits. This process will typically take into account the nature of the services provided to GLG by each key personnel, his or her seniority and the performance of the individual during the period. The notional limited partner profit share expense accrual is adjusted monthly based on year-to-date profitability and revenues recognized on a year-to-date basis.
     Profit allocations, net of any amounts paid during the year as priority partnership drawings, will typically be paid to the members in January following each year end.
     GLG’s management believes that the adjustments made to include limited partner profit share in non-GAAP PSCB do not give rise to an income tax effect.
     See “— Non-GAAP Expense Measures” under each period to period comparison discussed under “— Results of Operations — Expenses” for a reconciliation of non-GAAP PSCB to GAAP employee compensation and benefits for the periods presented.
     As GLG’s investment performance improves, its compensation costs and performance-related limited partner profit share distributions are expected generally to rise correspondingly. In addition, equity-based compensation costs may vary significantly from period to period depending on the market price of our common stock, among other things. In order to retain our investment professionals during periods of poor performance, we may have to pay our investment professionals significant amounts, even if we earn low or no performance fees. In these circumstances these payments may represent a larger proportion of our revenues than historically.
     In addition to share-based compensation expense discussed above, GLG will record deferred compensation expense with respect to the cash portion of the awards under the equity participation plan in the aggregate amount of $150 million. For the three 12-month periods beginning with the consummation of the acquisition, deferred compensation expense will include $104.1 million, $32.0 million and $13.2 million related to the cash portion of the equity participation plan.
General and Administrative
     GLG’s non-personnel cost base represents the expenditure required to provide an effective investment infrastructure and marketing operation. Key elements of the cost base are, among other things, professional services fees, temporary and contract employees, travel, information technology and communications, business development and marketing, occupancy, facilities and insurance.

Income Tax
     Historically, the only GLG entity earning significant profits subject to company-level income taxes was GLG Holdings Limited, which was subject to U.K. corporate income tax. Most of the balance of the profit was earned by pass-through or other entities that did not incur significant company-level income taxes. Although only a relatively small portion of the profits earned by GLG was subject to U.S. corporate income tax, Freedom is a U.S. corporation that is subject to U.S. corporate income tax.
     After the acquisition, our effective tax rate will be a function of our overall earnings, the income tax rates in the jurisdictions in which we and our subsidiaries do business, the type and relative amount of income earned by us and our subsidiaries in these jurisdictions and the timing of repatriation of profits back to the United States (e.g., in the form of dividends). As our business expands into countries with higher tax rates such as the United States, we expect that our effective tax rate may increase.
     Allocation of income among business activities and entities is subject to detailed and complex rules applied to facts and circumstances that generally are not readily determinable at the date financial statements are prepared. Accordingly, estimates are made of income allocations in computing financial statement effective tax rates that may differ from actual allocations determined when tax returns are prepared or after examination by tax authorities.
     We will amortize over a 15-year period and deduct for U.S. income tax purposes the carrying value of certain assets, such as intangibles, arising in connection with the acquisition of GLG, effectively reducing U.S. tax expense on repatriated profits. The amount of tax deductible goodwill will be based on the fair market value of Company common stock on the closing date.
     GLG accounts for taxes using the asset and liability method in accordance with SFAS No. 109, “Accounting for Income Taxes”, under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is established when management believes it is more likely than not that a deferred tax asset will not be realized.
Assessing Business Performance
     As discussed above under “— Expenses — Employee Compensation and Benefits and Limited Partner Profit Share”, GLG’s management assesses its personnel-related expenses based on the measure non-GAAP PSCB. Non-GAAP PSCB reflects GAAP employee compensation and benefits, adjusted to include the limited partner profit shares described above under “— Expenses — Employee Compensation and Benefits and Limited Partner Profit Share”.
     In addition, GLG’s management assesses the underlying performance of its business based on the measure “adjusted net income”, which adjusts for the difference between GAAP employee compensation and benefits and non-GAAP PSCB as discussed above. See “— Results of Operations — Adjusted Net Income” for a reconciliation of adjusted net income to net income for the periods presented.
     Non-GAAP PSCB is not a measure of financial performance under GAAP and should not be considered as an alternative to GAAP employee compensation and benefits. Further, adjusted net income is not a measure of financial performance under GAAP and should not be considered as an alternative to GAAP net income as an indicator of GLG’s operating performance or any other measures of performance derived in accordance with GAAP. The non-GAAP financial measures presented by GLG may be different from non-GAAP financial measures used by other companies.

     GLG is providing these non-GAAP financial measures to enable investors, securities analysts and other interested parties to perform additional financial analysis of GLG’s personnel-related costs and its earnings from operations and because it believes that they will be helpful to investors in understanding all components of the personnel-related costs of GLG’s business. GLG’s management believes that the non-GAAP financial measures also enhance comparisons of GLG’s core results of operations with historical periods. In particular, GLG believes that the non-GAAP adjusted net income measure better represents profits available for distribution to stockholders than does GAAP net income. In addition, GLG’s management uses these non-GAAP financial measures in its evaluation of GLG’s core results of operations and trends between fiscal periods and believes these measures are an important component of its internal performance measurement process. GLG’s management also prepares forecasts for future periods on a basis consistent with these non-GAAP financial measures. Under the revolving credit and term loan facilities entered into in connection with the acquisition, Freedom and its subsidiaries will be required to maintain compliance with certain financial covenants based on adjusted earnings before interest expense, provision for income taxes, depreciation and amortization, or adjusted EBITDA, which is calculated based on the non-GAAP adjusted net income measure, further adjusted to add back interest expense, provision for income taxes, depreciation and amortization. Non-GAAP adjusted net income has certain limitations in that it may overcompensate for certain costs and expenditures related to GLG’s business and may not be indicative of the cash flows from operations as determined in accordance with GAAP.
Assets Under Management
     The following is a discussion of GLG’s gross and net AUM as of September 30, 2007 and 2006 and as of December 31, 2006, 2005 and 2004, and GLG’s average gross and net AUM for the nine months ended September 30, 2007 and 2006 and for the years ended December 31, 2006, 2005 and 2004.
     In order to accurately represent fund-in-fund investments whereby one GLG Fund may hold exposure to another GLG Fund, management tracks AUM on both a gross and a net basis. In a gross presentation, sub-invested funds will be counted at both the investing and investee fund level. Net presentation removes the assets at the investing fund level, indicating the total external investment from clients.
     GLG has achieved strong historical AUM growth. The following table sets out GLG’s gross and net AUM on a historical basis, categorized by product types:
AUM

	As of September 30,		As of December 31,
	2007	2006	2006	2005	2004
	(US dollars in millions)
Alternative strategy	$14,713	$9,184	$10,410	$7,030	$9,171
Long-only	4,561	3,735	3,815	3,253	2,666
Internal FoHF	1,651	1,089	1,261	790	870
External FoHF	598	511	568	410	338

Gross fund-based AUM	21,524	14,519	16,053	11,484	13,045

Managed accounts	1,905	1,042	1,233	335	5

	As of September 30,		As of December 31,
	2007	2006	2006	2005	2004
	(US dollars in millions)
Cash and other holdings	164	372	310	229	215

Total gross AUM	23,593	15,932	17,596	12,047	13,265

Less: internal FoHF investments in GLG Funds	(1,653)	(1,091)	(1,268)	(805)	(867)
Less: external FoHF investments in GLG Funds	(55)	(48)	(49)	—	—
Less: alternatives fund-in-fund investments	(1,419)	(1,075)	(1,125)	(942)	(726)

Net AUM	$20,466	$13,718	$15,154	$10,300	$11,671

	Nine Months Ended
	September 30,		Years Ended December 31,
	2007	2006	2006	2005	2004
	(US dollars in millions)
Quarterly average gross AUM	$20,341	$14,360	$15,007	$12,166	$11,890
Quarterly average net AUM	17,576	12,324	12,890	10,549	10,427
     Note: Quarterly average gross and net AUM for a given period are calculated by averaging the AUM figures at the start of the period, and at the end of each quarter during the period concerned. Average AUM for a given fiscal year is calculated by averaging the AUM balances at December 31 of the prior year and each quarter-end during the fiscal year. In a similar manner, average AUM for a given nine-month period is calculated by averaging the AUM balances at December 31 of the prior year and each quarter end during the nine-month period. Quarterly average gross and net AUM are GLG management’s preferred measures of assets under GLG’s management in each period for the purposes of calculating key ratios such as fee yield.
     The following table sets out the components of growth of GLG’s gross fund-based AUM, consisting of the alternative strategy, long-only, internal FoHF and external FoHF funds, and GLG’s managed accounts:
Components of Growth of Fund-Based and Managed Account AUM

	Nine Months Ended
	September 30,		Years Ended December 31,
	2007	2006	2006	2005	2004
	(US dollars in millions)
Opening gross fund-based AUM	$16,053	$11,484	$11,484	$13,045	$9,425
Gross fund-based inflows (net of redemptions)	3,350	1,541	1,986	(1,704)	2,353
Gross fund-based net performance (net of losses)	2,121	1,494	2,584	143	1,267

Closing gross fund-based AUM	$21,524	$14,519	$16,053	$11,484	$13,045

Opening managed account AUM	$1,233	$335	$335	$5	$12
Managed account inflows (net of redemptions)	457	766	865	309	(10)
Managed account net performance (net of losses)	215	(60)	34	20	4

Closing managed account AUM	$1,905	$1,042	$1,233	$335	$5

September 30, 2007 Compared to December 31, 2006
Change in AUM between September 30, 2007 and December 31, 2006

	As of	As of
	September 30,	December 31,
	2007	2006	Change
		(US dollars in millions)
Alternative strategy	$14,713	$10,410	$4,303
Long-only	4,561	3,815	747
Internal FoHF	1,651	1,261	391
External FoHF	598	568	31

Gross fund-based AUM	21,524	16,053	5,471

Managed accounts	1,905	1,233	673
Cash and other holdings	164	310	(146)

Gross AUM	23,593	17,596	5,997

Less: internal FoHF investments in GLG Funds	(1,653)	(1,268)	(385)
Less: external FoHF investments in GLG Funds	(55)	(49)	(6)
Less: alternatives fund-in-fund investments	(1,419)	(1,125)	(294)

Net AUM	$20,466	$15,154	$5,312

Nine Months
Ended
September 30,
2007
(US dollars in
millions)
Opening gross fund-based AUM	$16,053
Gross fund-based inflows (net of redemptions)	3,350
Gross fund-based net performance (net of losses)	2,121

Closing gross fund-based AUM	$21,524

Opening managed account AUM	$1,233
Managed account inflows (net of redemptions)	457
Managed account net performance (net of losses)	215

Closing managed account AUM	$1,905

     During the nine months ended September 30, 2007, gross AUM increased by $6.0 billion to $23.6 billion and net AUM increased by $5.3 billion to $20.5 billion.

     Overall AUM growth was attributable primarily to growth in GLG’s gross fund-based AUM, which increased by $5.5 billion to $21.5 billion as of September 30, 2007, principally as a result of the following factors:
•	strong demand for GLG’s fund products, which resulted in inflows (net of redemptions) of $3.4 billion, which were responsible for 61.2% of gross fund-based AUM growth in the nine months ended September 30, 2007.

•	positive fund performance during the nine months ended September 30, 2007, resulting in performance gains (net of losses) of $2.1 billion, which was responsible for 38.8% of gross fund-based AUM growth in the nine months ended September 30, 2007; and
     Managed account AUM increased by $0.7 billion to $1.9 billion as of September 30, 2007. This growth was primarily attributable to the following factors:
•	strong demand for GLG’s managed account products from certain institutional investors whose investment mandates made individual managed account solutions preferable to fund-based investments, which resulted in inflows (net of redemptions) of $457 million, representing 68.0% of managed account AUM growth in the nine months ended September 30, 2007; and

•	positive managed account performance during the nine months ended September 30, 2007, resulting in performance gains (net of losses) of $215 million, representing 32.0% of managed account AUM growth in the nine months ended September 30, 2007.
     The ratio between net and gross AUM remained generally unchanged between the two dates, due to generally stable and consistent relative levels of fund-in-fund investments, with respect to both investments by GLG’s FoHF products in certain GLG Funds and investments by certain single-manager alternative strategy GLG Funds in other single-manager alternative strategy GLG Funds.
December 31, 2006 Compared to December 31, 2005
Change in AUM between December 31, 2006 and December 31, 2005

	As of December 31,
	2006	2005	Change
	(US dollars in millions)
Alternative strategy	$10,410	$7,030	$3,380
Long-only	3,815	3,253	561
Internal FoHF	1,261	790	470
External FoHF	568	410	158

Gross fund-based AUM	16,053	11,484	4,569

Managed accounts	1,233	335	898
Cash and other holdings	310	229	81

Gross AUM	17,596	12,047	5,548

Less: internal FoHF investments in GLG Funds	(1,268)	(805)	(462)
Less: external FoHF investments in GLG Funds	(49)	—	(49)
Less: alternatives fund-in-fund investments	(1,125)	(942)	(183)

Net AUM	$15,154	$10,300	$4,854

Year Ended
December 31, 2006
(US dollars in millions)
Opening gross fund-based AUM	$11,484
Gross fund-based inflows (net of redemptions)	1,986
Gross fund-based net performance (net of losses)	2,584

Closing gross fund-based AUM	$16,053

Opening managed account AUM	$335
Managed account inflows (net of redemptions)	865
Managed account net performance (net of losses)	34

Closing managed account AUM	$1,233

     During 2006, gross AUM increased by $5.5 billion to $17.6 billion and net AUM increased by $4.9 billion to $15.2 billion.
     Overall AUM growth was attributable primarily to growth in GLG’s gross fund-based AUM, which increased by $4.6 billion to $16.1 billion as of December 31, 2006, principally as a result of the following factors:
•	positive fund performance during 2006, resulting in performance gains (net of losses) of $2.6 billion, which was responsible for 56.5% of gross fund-based AUM growth in 2006; and

•	a general increase in demand for GLG’s fund products, which resulted in inflows (net of redemptions) of $2.0 billion, which were responsible for 43.5% of gross fund-based AUM growth in 2006. This growth was primarily attributable to:
•	continued interest in GLG’s established investment fund products; and

•	investor demand for GLG’s new investment funds launched during 2006.
     This demand was, in part, attributable to returning investors who had withdrawn AUM due to underperformance in certain GLG Funds during 2005, but who were attracted to reinvest in GLG Funds in 2006.
     Managed account AUM increased significantly by $0.9 billion to $1.2 billion as of December 31, 2006. This growth was primarily attributable to the following factors:
•	strong demand for GLG’s managed account products from certain institutional investors whose investment mandates made individual managed account solutions preferable to fund-based investments, which resulted in inflows (net of redemptions) of $865 million, representing 96.3% of managed account AUM growth in the year ended December 31, 2006; and

•	positive managed account performance during the year ended December 31, 2006, resulting in performance gains (net of losses) of $34 million, representing 3.7% of managed account AUM growth in the year ended December 31, 2006.
     The ratio between net and gross AUM remained generally unchanged between the two dates, due to generally stable and consistent relative levels of fund-in-fund investments, with respect to both investments by GLG’s FoHF products in certain GLG Funds and investments by certain single-manager alternative strategy GLG Funds in other single-manager alternative strategy GLG Funds.
December 31, 2005 Compared to December 31, 2004
Change in AUM between December 31, 2005 and December 31, 2004

	As of December 31,
	2005	2004	Change
	(US dollars in millions)
Alternative strategy	$7,030	$9,171	$(2,141)
Long-only	3,253	2,666	587
Internal FoHF	790	870	(79)
External FoHF	410	338	72

Gross fund-based AUM	11,484	13,045	(1,561)

Managed accounts	335	5	329
Cash and other holdings	229	215	14

Gross AUM	12,047	13,265	(1,217)

Less: internal FoHF investments in GLG funds	(805)	(867)	62
Less: external FoHF investments in GLG funds	—	—	—
Less: alternatives fund-in-fund investments	(942)	(726)	(216)

Net AUM	$10,300	$11,671	$(1,371)

Year Ended
December 31, 2005
(US dollars in millions)
Opening gross fund-based AUM	$13,045
Gross fund-based inflows (net of redemptions)	(1,704)
Gross fund-based net performance (net of losses)	143

Closing gross fund-based AUM	$11,484

Opening managed account AUM	$5
Managed account inflows (net of redemptions)	309
Managed account net performance (net of losses)	20

Closing managed account AUM	$335

     During 2005, gross AUM decreased by $1.2 billion to $12.0 billion and net AUM decreased by $1.4 billion to $10.3 billion. The overall decrease in AUM was attributable primarily to a reduction in GLG’s gross fund-based AUM by $1.6 billion to $11.5 billion as of December 31, 2005, driven by the following factors:
•	while still delivering performance gains (net of losses) of $0.1 billion, fund performance in 2005 was depressed by particularly significant underperformance in two of the GLG Funds, the GLG Credit Fund and the GLG Market Neutral Fund; and

•	fund underperformance gave rise to significant redemptions of AUM, primarily from the two underperforming funds. Redemptions for this period (net of inflows) from fund-based products were $1.7 billion.
     During 2005, managed account AUM grew from $5 million to $335 million. This growth was primarily attributable to the following factors:
•	strong demand for GLG’s managed account products from certain institutional investors whose investment mandates made individual managed account solutions preferable to fund-based investments, which resulted in inflows (net of redemptions) of $309 million, representing 93.8% of managed account AUM growth in the year ended December 31, 2005. Fiscal 2005 was the first period in which managed accounts represented a significant source of assets for GLG; and

•	positive managed account performance during the year ended December 31, 2005, resulting in performance gains (net of losses) of $20 million, representing 6.2% of managed account AUM growth in the year ended December 31, 2005.
     The ratio between net and gross AUM remained generally unchanged between the two dates, due to generally stable and consistent relative levels of fund-in-fund investments, with respect to both investments by GLG’s FoHF products in certain GLG Funds and investments by certain single-manager alternative strategy GLG Funds in other single-manager alternative strategy GLG Funds.
Results of Operations
Combined GAAP Statement of Operations Information

	Nine Months Ended
	September 30,		Years Ended December 31,
	2007	2006	2006	2005	2004
	(US dollars in thousands)
Net revenues and other income
Management fees, net	$198,892	$129,981	$186,273	$137,958	$138,988
Performance fees, net	343,835	177,047	394,740	279,405	178,024
Administration fees, net	42,986	25,050	34,814	311	—
Transaction charges	—	—	—	184,252	191,585

	Nine Months Ended
	September 30,		Years Ended December 31,
	2007	2006	2006	2005	2004
	(US dollars in thousands)
Other	7,875	1,883	5,039	1,476	6,110

Total net revenues and other income	593,588	333,961	620,866	603,402	514,707

Expenses
Employee compensation and benefits	(110,526)	(118,194)	(168,386)	(345,918)	(196,784)
General, administrative and other	(79,634)	(43,721)	(68,404)	(64,032)	(42,002)

Total expenses	(190,160)	(161,915)	(236,790)	(409,950)	(238,786)

Income from operations	403,428	172,046	384,076	193,452	275,921

Interest income, net	4,694	3,603	4,657	2,795	519

Income before income taxes	408,122	175,649	388,733	196,247	276,440

Income taxes	(33,020)	(14,803)	(29,225)	(25,345)	(48,372)

Net income	$375,102	$160,846	$359,508	$170,902	$228,068

Net Revenues
Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006
Change in GAAP Net Revenues and Other Income between Nine Months Ended
September 30, 2007 and September 30, 2006

	Nine Months Ended
	September 30,
	2007	2006	Change
	(US dollars in thousands)
Net revenues and other income
Management fees, net	$198,892	$129,981	$68,911
Performance fees, net	343,835	177,047	166,788
Administration fees, net	42,986	25,050	17,937
Transaction charges	—	—	—
Other	7,875	1,883	5,992

Total net revenues and other income	$593,588	$333,961	$259,628

Key ratios
Total annualized net revenues and other income /quarterly average net AUM	4.50%	3.61%	0.89%
Annualized management fees /quarterly average net AUM	1.51%	1.41%	0.10%
     Total net revenues and other income increased by $259.6 million, or 78%, to $593.6 million. This increase was driven by growth in all categories of fee revenue, especially in relation to performance fees.

     For each type of fee revenue, GLG’s management uses net fee yield as a measure of GLG’s fees generated for every dollar of GLG’s net AUM. The net management, performance and administration fee yield is equal to the management fees, performance fees or administration fees, respectively, divided by quarterly average net AUM for the applicable period.
     Management fees increased by $68.9 million, or 53%, to $198.9 million. This growth was driven by two main factors:
•	a 42.6% higher quarterly average net AUM balance between the periods which, at constant net management fee yield, resulted in an increase in management fees of $55.4 million, or 80.4% of the total increase in management fees; and

•	an increase in the net management fee yield from 1.41% to 1.51%, reflecting higher management fees per unit of AUM, which, when applied to the increased net AUM base, resulted in an increase in management fees of $13.5 million, or 19.6% of the total increase in management fees. The higher net management fee yield was attributable primarily to investors participating in GLG Funds and managed accounts with higher management fee rates.
     Performance fees increased by $166.8 million, or 94%, to $343.8 million. This growth was driven by two main factors:
•	a 42.6% higher quarterly average net AUM balance between the periods which, at constant net performance fee yield, resulted in an increase in performance fees of $75.5 million, or 45.2% of the total increase in performance fees;

•	an increase in the annualized net performance fee yield from 1.92% to 2.61% which, when applied to the increased net AUM base, resulted in an increase in performance fees of $91.3 million, or 54.8% of the total increase in performance fees. The higher net performance fee yield was attributable to stronger performance delivering higher performance fees per unit of AUM.
     Net administration fees increased by $17.9 million, or 72%, to $43.0 million. This growth was driven by two main factors:
•	a 42.6% higher quarterly average net AUM balance between the periods which, at constant administration fee yield, resulted in an increase in administration fees of $10.7 million, or 59.5% of the total increase in administration fees; and

•	an increase in the net administration fee yield from 0.27% to 0.33% which, when applied to the increased net AUM base, resulted in an increase in administration fees of $7.3 million, or 40.5% of the total increase in administration fees. The higher net administration fee yield was attributable primarily to investors participating in GLG Funds and managed accounts with higher net administration fee rates.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005
Change in GAAP Net Revenues and Other Income between Years Ended
December 31, 2006 and December 31, 2005

	Years Ended December 31,
	2006	2005	Change
	(US dollars in thousands)
Net revenues and other income
Management fees, net	$186,273	$137,958	$48,315
Performance fees, net	394,740	279,405	115,335
Administration fees, net	34,814	311	34,503
Transaction charges	—	184,252	(184,252)
Other	5,039	1,476	3,563

Total net revenues and other income	$620,866	$603,402	$17,464

Key ratios
Total net revenues and other income / quarterly average net AUM	4.82%	5.72%	(0.90)%
Management fees /quarterly average net AUM	1.45%	1.31%	0.14%
     Total net revenues and other income increased by $17.5 million, or 2.9%, to $620.9 million. This increase was driven by growth in both management and performance fees, offset by net revenue loss resulting from the transition from a transaction charge to an administration fee model in 2005.
     Management fees increased by $48.3 million, or 35.0%, to $186.3 million. This growth was driven by two main factors:
•	a 22.2% higher quarterly average net AUM balance between the periods which, at constant net management fee yield, resulted in an increase in management fees of $30.6 million, or 63.4% of the total increase in management fees; and

•	an increase in the net management fee yield from 1.31% to 1.45%, reflecting higher management fees per unit of AUM, which, when applied to the increased net AUM base, resulted in an increase in management fees of $17.7 million, or 36.6% of the total increase in management fees. The higher net management fee yield was attributable primarily to investors participating in GLG Funds and managed accounts with higher management fee rates.
     Performance fees increased by $115.3 million, or 41.3%, to $394.7 million. This growth was driven by two main factors:
•	a 22.2% increase in quarterly average net AUM balances between the periods which, at constant net performance fee yield, resulted in an increase in performance fees of $62.0 million, or 53.8% of the total increase in performance fees; and

•	an increase in the net performance fee yield from 2.65% to 3.06% which, when applied to the increased net AUM base, resulted in an increase in performance fees of $53.3 million, or 46.2% of the total increase in performance fees. The higher net performance fee yield was attributable to stronger performance delivering higher performance fees per unit of AUM. The increase in performance was partly attributable to the transition to an administration fee model from a transaction charge model in 2005, which reduced fund expenses and resulted in higher fund performance. Substantially all of the impact of these changes was reflected in 2006.
     Combined revenues from transaction charges and net administration fees fell by $149.7 million, or 81.1%, to $34.8 million. This reduction was attributable primarily to the transition from a transaction charge to an administration fee model in 2005.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004
Change in GAAP Net Revenues and Other Income between Years Ended
December 31, 2005 and December 31, 2004

	Years Ended December 31,
	2005	2004	Change
	(US dollars in thousands)
Net revenues and other income
Management fees, net	$137,958	$138,988	$(1,030)
Performance fees, net	279,405	178,024	101,381
Administration fees, net	311	—	311
Transaction charges	184,252	191,585	(7,333)
Other	1,476	6,110	(4,634)

Total net revenues and other income	$603,402	$514,707	$88,695

Key ratios
Total net revenues and other income / quarterly average net AUM	5.72%	4.94%	0.78%
Management fees /quarterly average net AUM	1.31%	1.33%	(0.03)%
     Total net revenues and other income increased by $88.7 million, or 17.2%, to $603.4 million. This increase was driven primarily by growth in performance fees.
     Management fees decreased by $1.0 million, or 0.7%, to $138.0 million. This reduction was primarily driven by a reduction in the net management fee yield from 1.33% to 1.31%, reflecting lower management fees per unit of AUM, which, when applied to the increased net AUM base, resulted in a decrease in management fees of $2.7 million. The lower net management fee yield was attributable to increased management fee rebates, partly offset by higher management fee yields on new AUM inflows during 2005. These decreases were partially offset by a 1.2% increase in quarterly average net AUM balances between the periods which, at constant net performance fee yield, resulted in an increase in management fees of $1.6 million.
     Performance fees increased by $101.4 million, or 56.9%, to $279.4 million. This growth was driven by two main factors:
•	an increase in the net performance fee yield from 1.71% to 2.65% which, when applied to the increased net AUM base, resulted in an increase in performance fees of $99.3 million, or 97.9% of the total increase in performance fees. The higher net performance fee yield was attributable to stronger performance delivering higher performance fees per unit of AUM. The increase in net performance fee yield was attributable to strong GLG Fund and managed account performance, with the principal exception of two GLG Funds which recorded significant underperformance during the 2005 period; and

•	a 1.2% increase in quarterly average net AUM balances between the periods which, at constant net performance fee yield, resulted in an increase in performance fees of $2.1 million, or 2.1% of the total increase in performance fees.

     The transition from a transaction charge to an administration fee model, which began in 2005, also resulted in a slight increase in net administration fees and a slight decrease in transaction charges. However, due to the phased-in implementation, the effect on 2005 revenues was limited.
Expenses
Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006
Change in GAAP Expenses between Nine Months Ended September 30, 2007 and September 30, 2006

	Nine Months Ended
	September 30,
	2007	2006	Change
	(US dollars in thousands)
Expenses
Employee compensation and benefits	$(110,526)	$(118,194)	$7,668
General, administrative and other	(79,634)	(43,721)	(35,912)

Total expenses	$(190,160)	$(161,915)	$(28,246)

Key ratios
Employee compensation and benefits / total GAAP net revenues and other income	18.62%	35.39%	(16.77)%
General, administrative and other / total GAAP net revenues and other income	13.42%	13.09%	0.32%

Total expenses /total GAAP net revenues and other income	32.04%	48.48%	(16.45)%

     Employee compensation and benefits decreased by $7.7 million, or 6.5%, to $110.5 million. The decreases included a $16.8 million decrease in variable salary, and a $1.5 million decrease in base compensation and benefits, which were mainly attributable to certain GLG key personnel ceasing to be employees at or after the end of the second quarter of 2006, partially offset by a $10.6 million increase in discretionary bonuses. Under the limited partner profit share arrangement, these key personnel became holders of direct or indirect limited partnership interests in the entities which had previously employed them, resulting in comparable amounts which had been paid as compensation thereafter being paid as limited partner profit share.
     General, administrative and other expenses increased by $35.9 million, or 82%, to $79.6 million. This was attributable to the following factors in approximately equal proportions:
•	the growing scale of GLG’s operations, principally in relation to increases in personnel and market data expenses; and

•	one-time regulatory and legal costs.
Non-GAAP Expense Measures
     As discussed above under “— Assessing Business Performance”, GLG presents a non-GAAP comprehensive limited partner profit share, compensation and benefits measure. The table below reconciles GAAP employee compensation and benefits to non-GAAP PSCB for the periods presented.

Change in Non-GAAP Expenses between Nine Months Ended September 30, 2007 and September 30, 2006

	Nine Months Ended
	September 30,
	2007	2006	Change
	(US dollars in thousands)
Non-GAAP expenses
GAAP employee compensation and benefits	$(110,526)	$(118,194)	$7,668
Limited partner profit share	(207,500)	(76,530)	(130,970)
Non-GAAP PSCB	(318,026)	(194,724)	(123,302)
GAAP general, administrative and other	(79,634)	(43,721)	(35,912)

Non-GAAP total expenses	$(397,660)	$(238,445)	$(159,215)

Key ratios (based on non-GAAP measures)
Non-GAAP PSCB /total GAAP net revenues and other income	53.58%	58.31%	(4.73)%
General, administrative and other / total GAAP net revenues and other income	13.42%	13.09%	0.32%

Non-GAAP total expenses /total GAAP net revenues and other income	66.99%	71.40%	(4.41)%

     Non-GAAP PSCB, including payments of limited partner profit shares, increased by $123.3 million, or 63%, to $318.0 million. This increase was mainly attributable to the growing scale of GLG’s operations, as GLG’s AUM grew during the period, driving additional headcount. In particular, the 94% increase in performance fees between the periods contributed to a $123.4 million increase in non-GAAP discretionary compensation and bonus, which, together with a $6.8 million increase in non-GAAP base compensation and benefits, substantially outweighed the decreases in non-GAAP variable compensation of $6.9 million attributable to management’s decision to reduce the number of personnel with contractual entitlements to variable compensation. The $131.0 million increase in limited partner profit share was composed of a $112.8 million increase in discretionary limited partner profit share, an $8.2 million increase in base limited partner profit share and a $9.9 million increase in variable limited partner profit share. The non-GAAP PSCB / total GAAP net revenues and other income ratio fell from 58.3% to 53.6%, demonstrating the increasing scalability of GLG’s personnel-related cost base.
Year Ended December 31, 2006 Compared to Year Ended December 31, 2005
Change in GAAP Expenses between Years Ended December 31, 2006 and December 31, 2005

	Years Ended December 31,
	2006	2005	Change
	(US dollars in thousands)
Expenses
Employee compensation and benefits	$(168,386)	$(345,918)	$177,532
General, administrative and other	(68,404)	(64,032)	(4,372)

Total expenses	$(236,790)	$(409,950)	$173,160

	Years Ended December 31,
	2006	2005	Change
	(US dollars in thousands)
Key ratios
Employee compensation and benefits / total GAAP net revenues and other income	27.12%	57.33%	(30.21)%
General, administrative and other / total GAAP net revenues and other income	11.02%	10.61%	0.41%

Total expenses /total GAAP net revenues and other income	38.14%	67.94%	(29.80)%

     Employee compensation and benefits fell by $177.5 million, or 51.3%, to $168.4 million. The decreases included a $121.7 million decrease in discretionary bonuses and a $14.3 million decrease in variable salary, which were driven primarily by the following factors:
•	certain GLG key personnel ceasing to be employees at or after the end of the second quarter of 2006. These key personnel became holders of direct or indirect limited partnership interests in the entities which had previously employed them, resulting in comparable amounts which had been paid as compensation being paid as limited partner profit share; and

•	the non-recurrence in 2006 of certain one-time costs incurred in 2005, primarily the approximately $41.6 million expense recorded in 2005 related to an employment tax settlement covering the period from GLG’s separation from Lehman Brothers International (Europe), or Lehman International, in 2000 to April 5, 2006.
     The decrease was partially offset by the following factors which increased employee compensation and benefits through the period:
•	an increase in compensation attributable to the growth in GLG’s headcount as its operations grew; and

•	an increase in the proportion of performance-based discretionary compensation. GLG Funds are managed either by principals or by non-principals. Non-principals receive performance-based discretionary compensation related to their performance, either as bonus (for employees who do not participate in the limited partner profit share arrangement) or as discretionary limited partner profit share (for key personnel who participate in the limited partner profit share arrangement). In 2005 a number of funds managed by a former principal of GLG started to be managed by employee non-principal managers. This increased the performance-based discretionary bonuses included in employee compensation and benefits.
     General, administrative and other expenses increased by $4.4 million, or 6.8%, to $68.4 million. This was mainly attributable to the growing scale of GLG’s operations, principally increases in personnel and market data expenses.
Non-GAAP Expense Measures
     As discussed above under “— Assessing Business Performance”, GLG presents a non-GAAP PSCB measure. The table below reconciles GAAP employee compensation and benefits to non-GAAP PSCB for periods presented.

Change in Non-GAAP Expenses between Years Ended December 31, 2006 and December 31, 2005

	Years Ended December 31,
	2006	2005	Change
	(US dollars in thousands)
Non-GAAP expenses
GAAP employee compensation and benefits	$(168,386)	$(345,918)	$177,532
Limited partner profit share	(201,450)	—	(201,450)
Non-GAAP PSCB	(369,836)	(345,918)	(23,918)
GAAP general, administrative and other	(68,404)	(64,032)	(4,372)

Non-GAAP total expenses	$(438,240)	$(409,950)	$(28,290)

Key ratios (based on non-GAAP measures)
Non-GAAP PSCB /total GAAP net revenues and other income	59.57%	57.33%	2.24%
General, administrative and other / total GAAP net revenues and other income	11.02%	10.61%	0.41%

Non-GAAP total expenses /total GAAP net revenues and other income	70.59%	67.94%	2.65%

     Non-GAAP PSCB, including payments of limited partner profit shares, increased by $23.9 million, or 6.9%, to $369.8 million. The increase was attributable primarily to an increase in non-GAAP discretionary compensation and bonus of $65.0 million, offset by a decrease of $7.1 million in non-GAAP variable compensation attributable to management’s decision to reduce the number of personnel with contractual entitlements to variable compensation and a reduction in variable compensation pay out rates for those who continue to have such entitlements. The $201.5 million increase in limited partner profit share was composed of a $186.7 million increase in discretionary limited partner profit share, a $7.6 million increase in base limited partner profit share priority drawings, and a $7.2 million increase in variable limited partner profit share. The factors contributing to the increases include:
•	an increase in net revenues, primarily a 41.3% increase in performance fees, which impacted performance-based variable compensation and limited partner profit share;

•	an increase in compensation attributable to the growth in GLG’s headcount as its operations grew;

•	GLG’s transition from a transaction charge to an administration fee model, which resulted in an increase in the performance fee revenues as a proportion of total net revenues and therefore an increase in the proportion of total net revenues giving rise to performance-based non-GAAP PSCB expense; and

•	an increase in the proportion of performance-based discretionary compensation attributable to funds managed by non-principals as described above in the discussion of GAAP expenses. In 2005, this increased the performance-based discretionary bonuses included in employee compensation and benefits. In addition, beginning in mid-2006, as a result of certain of the non-principal investment managers ceasing to be employees and becoming participants in the limited partner profit share arrangement, this increased performance-based discretionary limited partner profit share.
     The increase caused by these factors was partially offset by the non-recurrence in 2006 of certain one-time costs incurred in 2005, primarily the approximately $41.6 million expense recorded in 2005 related to the employment tax settlement covering the period from GLG’s separation from Lehman International in 2000 to April 5, 2006 discussed above. The net impact of all such factors was a slight increase in the non- GAAP PSCB / total GAAP net revenues and other income ratio by 2.2% to 59.6%.
Year Ended December 31, 2005 Compared to Year Ended December 31, 2004
Change in GAAP Expenses between Years Ended December 31, 2005 and December 31, 2004

	Years Ended December 31,
	2005	2004	Change
	(US dollars in thousands)
Expenses
Employee compensation and benefits	$(345,918)	$(196,784)	$(149,134)
General, administrative and other	(64,032)	(42,002)	(22,030)

Total expenses	$(409,950)	$(238,786)	$(171,164)

Key ratios
Employee compensation and benefits / total GAAP net revenues and other income	57.33%	38.23%	19.10%
General, administrative and other / total GAAP net revenues and other income	10.61%	8.16%	2.45%

Total expenses /total GAAP net revenues and other income	67.94%	46.39%	21.55%

     Employee compensation and benefits increased by $149.1 million, or 75.8%, to $345.9 million, which included a $115.0 million increase in discretionary bonuses, driven primarily by a 56.9% increase in performance fees and an increase in the proportion of discretionary performance-based compensation attributable to funds managed by non-principals, offset by a $4.6 million decrease in variable salary and a $2.8 million decrease in base compensation and benefits. For 2005 and 2004, non-principals received as bonus performance-based discretionary compensation related to their performance. As such, an increase in the contribution of performance attributable to non-principals increased the performance-based discretionary bonus included in employee compensation and benefits.
     The major driver of the increase in the proportion of performance-based discretionary compensation attributable to non-principals was the transition in the management of funds managed by a former principal of GLG during the periods presented to employee non-principal investment professionals. The shift in 2005 to employee non-principal managers of the funds primarily managed by the former principal resulted in higher performance based discretionary bonuses being included in employee compensation and benefits in 2005 compared to 2004. The increase in employee compensation and benefits was also partially attributable to certain one-time costs incurred in 2005, primarily the approximately $41.6 million expense recorded in 2005 related to the employment tax settlement covering the period from GLG’s separation from Lehman International in 2000 to April 5, 2006. No comparable expense was recorded in 2004.

     General and administrative expenses increased by $22.0 million, or 52.4%, to $64.0 million. This increase was mainly attributable to legal, professional and regulatory costs, in addition to costs associated with the development of the GLG platform to support the growing scale of GLG’s operations.
     For these periods, there were no limited partner profit shares, as the limited partner profit share arrangement was not implemented until 2006. As a result, non-GAAP PSCB for these periods would have been the same as GAAP employee compensation and benefits.
Income Tax
     GLG’s effective income tax rate is generally low since the portion of GLG’s profits comprising the limited partner profit share is included in income before income taxes but is subject to tax at the level of the limited partners and is not subject to corporation tax. In addition, some of GLG’s business is conducted in the Cayman Islands which does not levy corporate income tax on GLG’s earnings. Shown in the tables below are reconciliations of income taxes computed at the standard U.K. corporation tax rate to the actual income tax expense which reflect GLG’s effective income tax rate.
     Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006
Change in Income Taxes between Nine Months Ended September 30, 2007 and September 30, 2006

	Nine Months Ended
	September 30,
	2007	2006	Change
	(US dollars in thousands)
Income taxes	$(33,020)	$(14,803)	$(18,218)
Reconciliation of income taxes computed at standard U.K. corporation tax rate to income tax charge

Income before income taxes	$408,122	$175,649	$232,474

Tax charge at U.K. corporation tax rate (30%)	(122,437)	(52,695)	(69,742)
Factors affecting charge:
Overseas tax rate differences	28,913	15,438	13,475
Disallowed and non-taxable items	(1,746)	(505)	(1,241)
Pass through to non-controlling interest holders	62,250	22,959	39,291

Tax on profit on ordinary activities	$(33,020)	$(14,803)	$(18,218)

Effective income tax rate	8.09%	8.43%	(0.34)%

     Income tax expense increased by $18.2 million to $33.0 million, driven mainly by a 132.4% increase in income before income taxes, partially offset by a reduction in the effective income tax rate from 8.43% to 8.09%. The decrease in the effective income tax rate was due to an increase in amounts distributed as limited partner profit shares included in income before income taxes that did not impact income tax expense. The increase in these distributions was a result of certain key personnel ceasing to be employees and becoming participants in the limited partner profit share arrangement at or after the end of the second quarter of 2006.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005
Change in Income Taxes between Years Ended December 31, 2006 and December 31, 2005

	Years Ended December 31,
	2006	2005	Change
	(Dollars in thousands)
Income taxes	$(29,225)	$(25,345)	$(3,880)

Reconciliation of income taxes computed at standard U.K. corporation tax rate to income tax charge

Income before income taxes	$388,733	$196,247	$192,486

Tax charge at U.K. corporation tax rate (30%)	(116,620)	(58,874)	(57,746)
Factors affecting charge:
Overseas tax rate differences	27,557	35,185	(7,628)
Disallowed and non-taxable items	(841)	(1,656)	815
Pass through to non-controlling interest holders	60,679	—	60,679

Tax on profit on ordinary activities	$(29,225)	$(25,345)	$(3,880)

Effective income tax rate	7.52%	12.91%	(5.40)%

     Income tax increased by $3.9 million to $29.2 million, driven by a 98.1% increase in income before income taxes, partially offset by a reduction in the effective income tax rate from 12.91% to 7.52%. The decrease in the effective income tax rate was due to an increase in amounts distributed as limited partner profit shares included in income before income taxes that did not impact income tax expense and a reduction in disallowed expenses, partially offset by an increase in the proportion of income before income taxes recognized in the United Kingdom, which applies a higher tax rate than the Cayman Islands and other jurisdictions in which GLG conducts business. The increase in these distributions was a result of certain key personnel ceasing to be employees and becoming participants in the limited partner profit share arrangement at the end of the second quarter of 2006.
Year Ended December 31, 2005 Compared to Year Ended December 31, 2004
Change in Income Taxes between Years Ended December 31, 2005 and December 31, 2004

	Years Ended December 31,
	2005	2004	Change
	(Dollars in thousands)
Income taxes	$(25,345)	$(48,372)	$23,027

Reconciliation of income taxes computed at standard U.K. corporation tax rate to income tax charge

Income before income taxes	$196,247	$276,440	$(80,193)

Tax charge at U.K. corporation tax rate (30%)	(58,874)	(82,932)	24,058
Factors affecting charge:
Overseas tax rate differences	35,185	36,118	(933)

	Years Ended December 31,
	2005	2004	Change
	(Dollars in thousands)
Disallowed and non-taxable items	(1,656)	(1,558)	(98)
Pass through to non-controlling interest holders	—	—	—

Tax on profit on ordinary activities	$(25,345)	$(48,372)	$23,027

Effective income tax rate	12.91%	17.49%	(4.58)%

     Income tax decreased by $23.0 million to $25.3 million, driven by both a 29.0% decrease in income before income taxes and by a reduction in the effective income tax rate from 17.49% to 12.91%. The decrease in the effective income tax rate was due to a decrease in the proportion of income before income taxes recognized in the United Kingdom, which applies a higher tax rate than the Cayman Islands and other jurisdictions in which GLG conducts business, partially offset by an increase in disallowed expenses.
Adjusted Net Income
     As discussed above under “— Assessing Business Performance”, GLG presents a non-GAAP adjusted net income measure. The tables below reconcile net income to adjusted net income for the periods presented.
Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006
Change in Non-GAAP Adjusted Net Income between Nine Months Ended
September 30, 2007 and September 30, 2006

	Nine Months Ended
	September 30,
	2007	2006	Change
	(Dollars in thousands)
Derivation of non-GAAP adjusted net income
GAAP net income	$375,102	$160,846	$214,256
Deduct: limited partner profit share	(207,500)	(76,530)	(130,970)

Non-GAAP adjusted net income	$167,602	$84,316	$83,286

     Adjusted net income increased by $83.3 million, or 99%, to $167.6 million. This increase was driven by increased performance, management and administration fees, resulting from GLG’s larger pool of AUM, stronger performance and increased fee yields during the 2007 period. The adjusted net income measure for these periods includes limited partner profit share arising from fund performance crystallized during the nine months ended September 30, 2007.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005
Change in Non-GAAP Adjusted Net Income between Years Ended
December 31, 2006 and December 31, 2005

	Years Ended December 31,
	2006	2005	Change
	(Dollars in thousands)
Derivation of non-GAAP adjusted net income
GAAP net income	359,508	170,902	188,606
Deduct: limited partner profit share	(201,450)	—	(201,450)

Non-GAAP adjusted net income	$158,058	$170,902	$(12,844)

     Adjusted net income decreased by $12.8 million, or 7.5%, to $158.1 million. This reduction was driven by an increase in non-GAAP PSCB, resulting from the transition from a transaction charge to an administration fee model and an increase in the proportion of performance attributable to non-principals, as further described under “— Results of Operations — Expenses — Year Ended December 31, 2006 Compared to Year Ended December 31, 2005 — Non-GAAP Expense Measures”. Such increase was partially offset by the non-recurrence in 2006 of certain one-time costs incurred in 2005, primarily relating to the approximately $41.6 million employment tax settlement with the Inland Revenue.
     For fiscal 2004 and 2005, there were no limited partner profit shares, as the limited partner profit share arrangement was not implemented until 2006. As a result, non-GAAP PSCB for these periods would have been the same as GAAP employee compensation and benefits, and non-GAAP adjusted net income would have been the same as GAAP net income.
Liquidity and Capital Resources
     Liquidity is a measurement of GLG’s ability to meet potential cash requirements, including ongoing commitments to repay borrowings, pay compensation, and satisfy other general business needs. GLG’s primary sources of funds for liquidity consist of cash flows provided by operating activities, primarily the management fees and performance fees paid from the GLG Funds and accounts managed by GLG.
     GLG expects that its cash on hand and its cash flows from operating activities, the issuance of debt and equity securities and existing and future bank loans will satisfy its liquidity needs over the next twelve months. GLG expects to meet its long-term liquidity requirements, including the repayment of its debt obligations, through the generation of operating income, the issuance of debt and equity securities and existing and future bank loans.
     GLG’s ability to execute its business strategy, particularly its ability to form new GLG Funds and increase its AUM, depends on its ability to raise additional investor capital within such funds. Decisions by investors to commit capital to the GLG Funds and accounts managed by GLG will depend upon a number of factors, including, but not limited to the financial performance of the GLG Funds and managed accounts, industry and market trends and performance and the relative attractiveness of alternative investment opportunities.

     Excess cash held by GLG on its balance sheet is either kept in deposit bearing accounts or invested in AAA-rated money market funds. Currency hedging is undertaken to maintain currency net assets at pre-determined ratios.
Operating Activities
     GLG’s net cash provided by operating activities was $529.8 million for the nine months ended September 30, 2007 compared to $189.1 million for the nine months ended September 30, 2006, reflecting significantly lower cash payments of compensation and benefits due to certain key personnel ceasing to be employees in mid-2006 and instead becoming participants in the limited partner profit share arrangement. The amounts paid as limited partner profit share are reflected beginning in 2006 as distributions to non-controlling interest holders in financing activities in the statements of cash flows.
     GLG’s net cash provided by operating activities was $219.2 million, $208.5 million and $296.1 million during the years ended December 31, 2006, 2005 and 2004, respectively. These amounts primarily reflect cash-based fee income, less cash compensation, benefits and non-personnel costs and tax payments. The increase in net cash provided by operating activities from 2005 to 2006 was attributable to an increase in net income, driven primarily by certain key personnel ceasing to be employees in mid-2006 and instead becoming participants in the limited partner profit share arrangement, offset by GLG’s need during the period to pay greater accrued compensation which had arisen in 2005. The decrease in net cash provided by operating activities from 2004 to 2005 was attributable primarily to a reduction in net income, coupled with higher year-end fees receivable.
Investing Activities
     GLG’s net cash used in investing activities was $4.4 million for the nine months ended September 30, 2007 compared to $1.7 million for the nine months ended September 30, 2006, reflecting increased purchases of fixed assets to support GLG’s expanding headcount and infrastructure.
     GLG’s net cash used in investing activities was $4.7 million, $0.6 million and $2.9 million during the years ended December 31, 2006, 2005 and 2004, respectively. These amounts primarily reflect the cash purchase of fixed assets to support GLG’s expanding headcount and infrastructure. GLG does not undertake material investing activities, and hence net cash used in investing activities is generally not significant in the context of the business. Additionally, the amount of net cash used in investing activities on a year-to-year basis may be strongly affected by the purchase of a particular fixed asset, thereby giving rise to a potentially volatile year-to-year net cash usage.
Financing Activities
     GLG’s net cash used in financing activities was $407.6 million for the nine months ended September 30, 2007 compared to $152.1 million for the nine months ended September 30, 2006. The increase primarily reflects an increase of $149.3 million of distributions to non-controlling interest holders, the participants in the limited partner profit share arrangement.
     GLG’s net cash used in financing activities was $179.4 million, $106.5 million and $222.1 million during the years ended December 31, 2006, 2005 and 2004, respectively. These amounts primarily reflect distributions made to principals and other participating members. The increase in net cash used in financing activities from 2005 to 2006 was attributable primarily to a decision by the Principals and Trustees to change the timing of distributions from the business from 2005 to 2006, coupled with distributions to non-controlling interest holders during 2006, resulting from certain key personnel becoming participants in the limited partner profit share arrangement beginning in mid-2006.

GLG did not make quarterly distributions of profit in 2006 and there were no distributions to non-controlling interest holders in 2005 because the limited partner profit share arrangement was not yet in effect. The decrease in net cash used in financing activities from 2004 to 2005 was attributable to a decision by the Principals and Trustees to draw less cash distributions from the business during 2005.
Off-Balance Sheet Arrangements
     GLG does not have any off-balance sheet arrangements.
Contractual Obligations, Commitments and Contingencies
     GLG has annual commitments under non-cancellable operating leases for office space located in London, the Cayman Islands and New York City (GLG Inc.) which expire on various dates through 2018. The minimum future rental expense under these leases is as follows:
Future Rental Expenses

Years Ended December 31,
2007	2008	2009	2010	2011	Thereafter	Total
			(Dollars in thousands)
$4,287	$4,287	$4,339	$4,339	$4,339	$27,877	$49,468

     Rental expenses are recognized on a straight-line basis and during the years ended December 31, 2006, 2005 and 2004 were $7.5 million, $6.2 million and $5.1 million, respectively.
     GLG Holdings Limited entered into a credit facility in the principal amount of $13.0 million on October 29, 2002 with the Bank of New York. Interest on the loan was payable quarterly at the annual rate of LIBOR plus 75 basis points. The loan was repayable in four equal quarterly installments of $3.25 million. The first installment was originally due on January 29, 2007; however, the facility was extended on February 28, 2007 for another five years under the same terms and conditions and the repayment was to commence effective January 29, 2012. The loan was secured by a pledge of substantially all of the assets of GLG Holdings Limited and there were liens on the future revenue streams of certain GLG entities. In connection with the consummation of the acquisition, this loan was repaid in full.
     In the normal course of business, GLG and its subsidiaries enter into operating contracts that contain a variety of representations and warranties and that provide general indemnifications. GLG’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against GLG that have not yet occurred. However, based on experience, GLG expects the risk of material loss to be remote.

Qualitative and Quantitative Disclosures About Market Risk
     GLG’s predominant exposure to market risk is related to its role as investment manager for the GLG Funds and accounts it manages for clients and the impact of movements in the fair value of their underlying investments. Changes in value of assets managed will impact the level of management and performance fee revenues.
     The broad range of investment strategies that are employed across the approximately 40 GLG Funds and the managed accounts mean that they are subject to varying degrees and types of market risk. In addition, as the GLG Funds and managed accounts are managed independently of each other and risk is managed at a strategy and fund level, it is unlikely that any market event would impact all GLG Funds and managed accounts in the same manner or to the same extent. Moreover, there is no netting of performance fees across funds as these fees are calculated at the fund level.
     The management of market risk on behalf of clients, and through the impact on fees to GLG, is a significant focus for GLG and it uses a variety of risk measurement techniques to identify and manage market risk. Such techniques include Monte Carlo Value at Risk, stress testing, exposure management and sensitivities, and limits are set on these measures to ensure the market risk taken is commensurate with the publicized risk profile of each GLG Fund and in compliance with risk limits.
     In order to provide a quantitative indication of the possible impact of market risk factors on GLG’s future performance, the following sets forth the potential financial impact of scenarios involving a 10% increase or decrease in the fair value of all investments in the GLG Funds and managed accounts. While these scenarios are for illustrative purposes only and do not reflect GLG management’s expectations regarding future performance of the GLG Funds and managed accounts, they represent hypothetical changes that illustrate the potential impact of such events.
Impact on Management Fees
     GLG’s management fees are based on the AUM of the various GLG Funds and accounts that it manages, and, as a result, are impacted by changes in market risk factors. These management fees will be increased or reduced in direct proportion to the impact of changes in market risk factors on AUM in the related GLG Funds and accounts managed by GLG. A 10% change in the fair values of all of the investments held by the GLG Funds and managed accounts as of September 30, 2007 would impact future net management fees in the following four fiscal quarters by an aggregate of $25.5 million, assuming that there is no subsequent change to the investments held by the GLG Funds and managed accounts in those four following fiscal quarters.
Impact on Performance Fees
     GLG’s performance fees are generally based on a percentage of profits of the various GLG Funds and accounts that it manages, and, as a result, are impacted by changes in market risk factors. GLG’s performance fees will therefore generally increase given an increase in the market value of the investments in the relevant GLG Funds and managed accounts and decrease given a decrease in the market value of the investments in the relevant GLG Funds and managed accounts. However, it should be noted that GLG is not required to refund historically crystallized performance fees to the GLG Funds and managed accounts. The calculation of the performance fee includes in certain cases benchmarks and “high-water marks”, and as a result, the impact on performance fees of a 10% change in the fair values of the investments in the GLG Funds and managed accounts cannot be readily predicted or estimated.

Impact on Administration Fees
     GLG’s administration fees are generally based on the AUM of the GLG Funds and managed accounts to which they relate and, as a result, are impacted by changes in market risk factors. GLG’s administration fees will generally increase given an increase in the market value of the investments in the relevant GLG Funds and managed accounts and decrease given a decrease in the market value of the investments in the relevant GLG Funds and managed accounts. In certain cases, the calculation of the administration fees includes minimum payments and fixed payments and, as a result, the impact on administration fees of a 10% change in the fair values of the investments in the GLG Funds and managed accounts cannot be readily predicted or estimated.
Market Risk
     The GLG Funds and accounts managed by GLG hold investments that are reported at fair value as of the reporting date. GLG’s AUM is a measure of the estimated fair values of the investments in the GLG Funds and managed accounts. GLG’s AUM will therefore increase (or decrease) in direct proportion to changes in the market value of the total investments across all of the GLG Funds and managed accounts. A 10% change in the fair values of all of the investments held by the GLG Funds and managed accounts as of September 30, 2007 would impact GLG’s gross AUM by $2.4 billion and net AUM by $2.0 billion as of such date. This change will consequently affect GLG’s management fees and performance fees as described above.
Exchange Rate Risk
     The GLG Funds and the accounts managed by GLG hold investments that are denominated in foreign currencies, whose value against GLG’s reporting currency may fluctuate. Furthermore, share classes may be issued in the GLG Funds denominated in foreign currencies, whose value against the currency of the underlying investments, or against GLG’s reporting currency, may fluctuate. The GLG Funds and the managed accounts may employ currency hedging to help mitigate such risks. In addition, foreign currency movements may impact GLG’s management and performance fees as described above. GLG employs a currency hedging policy to help mitigate such risk.
Interest Rate Risk
     The GLG Funds and accounts managed by GLG hold positions in debt obligations and derivatives thereof some of which accrue interest at variable rates and whose value is impacted by reference to changes in interest rates. Interest rate changes may therefore directly impact the AUM valuation of these GLG Funds and managed accounts, which may affect GLG’s management fees and performance fees as described above.